December 26, 2000

Crown Energy Corporation
215 South State, Suite 650
Salt Lake City, UT 84120

         Re: Registration of 850,000 shares of Common Stock, par value $.002 per share, pursuant to a Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel for Crown Energy Corporation, a Utah corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement on Form S-8 (the "Registration Statement"), of 850,000 shares of Common Stock, par value $.002 per share, of the Company (the "Common Stock") underlying options granted to directors and employees of the Company pursuant to stock option agreements (the "Options").

         In connection with this opinion, we have examined the Registration Statement, the Company's Articles of Incorporation and Bylaws, each as amended and restated to date, the Plan, and such other documents, records, certificates, memoranda and other instruments as we deem relevant or necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

         Based upon our examination of such documents and the investigation of such matters of law as we have deemed relevant or necessary in rendering this opinion, we hereby advise you that we are of the opinion that:

         1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Utah.

         2. Assuming, with respect to shares of Common Stock issued pursuant to exercise of options granted pursuant to the Options after the date hereof (i) the receipt of proper consideration for the issuance thereof in excess of par value thereof; (ii) the availability of a sufficient number of shares of Common Stock authorized by the Company's Articles of Incorporation then in effect;
(iii) compliance with the terms of any agreement entered into in connection with any options or restricted stock under the Options; and (iv) that no change occurs in the applicable law or the pertinent facts, the shares of Common Stock purchasable upon the exercise of any option granted under or issued upon the awarding of any restricted stock under the Options will upon issuance be duly authorized and validly issued, fully paid and non-assessable shares of Common Stock.

         We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 850,000 shares of Common Stock of the Company covered by the Options. By so consenting, we do not thereby admit that our firm's consent is required by Section 7 of the Securities Act.

                                                     Very truly yours,

                                                     RAY, QUINNEY & NEBEKER